EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2009, relating to the consolidated financial statements of Wilshire Bancorp, Inc. and the effectiveness of Wilshire Bancorp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Wilshire Bancorp, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
September 10, 2009